Exhibit 99.1

Verso Corporation Announces Executive Leadership Change

MIAMISBURG, Ohio – (April 11, 2019) – Verso Corporation (NYSE: VRS) today announced that B. Christopher DiSantis has stepped down as President and Chief Executive Officer and member of the Verso Corporation board of directors effective as of April 5, 2019.

Leslie Lederer, former chairman, interim president and CEO of Catalyst Paper Company, has been named as interim Chief Executive Officer as of April 5 in order to ensure a smooth transition until such time as a permanent CEO has been identified and retained. Verso’s board of directors intends to undertake a robust succession process to find a successor for DiSantis, including a search process that will include internal and external candidates.

“On behalf of the entire board, I want to thank Mr. DiSantis for his leadership and contributions to Verso’s success and wish him the best in his future endeavors,” said Co-Chairman of the Board Alan Carr. Co-Chairman Gene Davis added, “We are thrilled to have Les join us and, given his industry expertise and proven leadership qualities, we look forward to him leading our talented and experienced team.”

“I feel honored and privileged to have been part of Verso’s leadership team and board,” DiSantis said. “The economic turnaround driven by Verso’s management and associates is a great victory for stockholders. I leave the company in capable hands, poised for continued success and wish my many colleagues the brightest of futures.”

About Verso Corporation

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of specialty and graphic papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2018 and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Investor contact:

investor.relations@versoco.com

937-528-3220

Media contact:

Kathi Rowzie, Vice President, Communications and Public Affairs

937-528-3700

kathi.rowzie@versoco.com